Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Announces Redemption of All Outstanding 5.250% Senior Notes Due 2023

HOUSTON, March 3, 2020 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today announced that it intends to redeem all $300 million aggregate principal amount of its outstanding 5.250% senior notes due 2023 (CUSIP Nos. 398905 AL3 and U03903 AD0) (the “Notes”).

The redemption date for the Notes will be April 2, 2020 (the “Redemption Date”).  The redemption price on the Redemption Date will equal 102.625% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest thereon, to the Redemption Date.

Wells Fargo Bank, National Association, as trustee and paying agent, distributed a notice of redemption to all registered holders of the Notes today.

About Group 1 Automotive, Inc.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com